Exhibit 99.1

Sirtris Pharmaceuticals Reports Third Quarter 2007 Financial Results; Significant Progress Toward 2007 Goals

Cambridge, MA – Nov 12, 2007 – Sirtris Pharmaceuticals, Inc. (NASDAQ: SIRT), a biopharmaceutical company focused on discovering and developing small molecule drugs to treat diseases of aging, announced today that it reported its consolidated financial results for the quarter ended September 30, 2007 and also commented on certain other recent corporate accomplishments.

“We have achieved important milestones in sirtuin drug discovery this year and anticipate further progress next year,” said Christoph Westphal, M.D., Ph.D., Chief Executive Officer and Vice Chair of Sirtris Pharmaceuticals, Inc. “In particular, we have continued to advance our development pipeline. Our initial clinical candidate, SRT501, is in two Phase 1b studies and one Phase 2a study in patients with Type 2 Diabetes and a Phase 1b study in patients with MELAS, a mitochondrial disease and a potential orphan drug opportunity for Sirtris.  We also strengthened and advanced our new chemical entity program consisting of SIRT1 activators that are chemically distinct from, and significantly more potent than, SRT501, and we expect the first of these to enter into the clinic in the first half of 2008.”

Recent Accomplishments

•                  Clinical progress: Initiated a Phase 2a study with SRT501 in combination with metformin in patients with Type 2 Diabetes whose glucose levels are not adequately controlled by their metformin treatment.  Approximately 130 patients are expected to be enrolled and efficacy endpoints include fed and fasting glucose, insulin, and HbA1c levels.

•                  Therapeutic disease area expansion:

•                  We are considering additional clinical studies of SRT501 for the treatment of diseases of aging such as cancer.

•                  Preclinical data for SIRT1 activators show promise in:  (i) neurodegenerative disease, as presented at the American Neurological Association on October 9, 2007; and (ii) lipid disorders as described in Molecular Cell on October 11, 2007.

•                  Sirtuin platform expansion:  SIRT3 has emerged as a possible target for metabolic disease as published in Cell on September 20, 2007.

•                  Growing intellectual property estate:

•                  “Cholesterol-Regulating Complex of SIRT1 and LXR and Methods of Use” recently in-licensed from the lab of Professor Leonard P. Guarente at the Massachusetts Institute of Technology.

Third Quarter 2007 Financial Results (Unaudited)

Net loss for the quarter ended September 30, 2007 was $9.7 million, or $0.34 per share, as compared to $4.9 million, or $5.57 per share, for the quarter ended September 30, 2006.  Net loss includes $1.3 million of stock-based compensation expense for the quarter ended September 30, 2007 and $199,000 of stock-based compensation expense for the quarter ended September 30, 2006.

Research and development expense for the third quarter of 2007 was $9.5 million compared to $4.2 million for the third quarter of 2006. The increase is due primarily to increases in preclinical studies costs, external clinical trial costs, stock-based compensation expense, formulation expense for our product candidates, sponsored research costs, allocated occupancy and information technology costs, and personnel costs related principally to increases in research and development headcount.

General and administrative expense for the third quarter was $1.6 million compared to $1.1 million for the third quarter of 2006. The increase is due primarily to increases in professional fees associated with being a public company, stock-based compensation expense, personnel costs, and allocated occupancy and information technology costs.

As of September 30, 2007, Sirtris had cash, cash equivalents and short-term investments of $127.1 million compared to $50.0 million on December 31, 2006.

Conference Call Information

Management will provide an update on the Company and discuss third quarter results via conference call on Monday, November 12, 2007, at 4:30 p.m. EST. To access the call, please dial 800-289-0572 (domestic) or 913-981-5543 (international) five minutes prior to the start time and provide the passcode 3453511. A replay of the call will be available from 6:00 p.m. EST on November 12, 2007 until November 25, 2007. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the passcode 3453511.

A live audio webcast of the call also will be available on the “Investors” section of the Company’s website, www.sirtrispharma.com. An archived webcast will be available on the Sirtris website approximately one hour after the call and will be archived for 14 days.

About Sirtris Pharmaceuticals

Sirtris Pharmaceuticals is a biopharmaceutical company focused on discovering and developing proprietary, orally available, small molecule drugs with the potential to treat diseases associated with aging, including metabolic diseases such as Type 2 Diabetes. Our drug candidates are designed to mimic certain beneficial health effects of calorie restriction, without requiring a change in eating habits, by activation of sirtuins, a recently discovered class of enzymes that control the aging process. The company’s headquarters are in Cambridge, Massachusetts.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the potential therapeutic effects of SIRT1 activators for diseases of aging, such as Type 2 Diabetes, cancer, MELAS and other disorders, neurodegenerative diseases and lipid disorders, the potential effects of SIRT3 activators for metabolic diseases, the progress and potential results of pre-clinical and clinical studies of SRT501 and novel chemical entities, the initiation of additional clinical trials to test the potential therapeutic effects of SIRT1 activators, and the potential of sirtuin activators to receive regulatory approval. These forward-looking statements about future expectations, plans and prospects of Sirtris Pharmaceuticals involve significant risks, uncertainties and assumptions, including risks related to the lack of results that would provide a basis for predicting whether any of the Company’s product candidates will be safe or effective, or receive regulatory approval, the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results, the Company’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates, the fact that none of the Company’s product candidates has received regulatory approvals, the potential inability of the Company to gain market acceptance of the Company’s product candidates, and those other risks factors that can be found in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from those Sirtris Pharmaceuticals contemplated by these forward-looking statements. Sirtris Pharmaceuticals does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Selected Consolidated Balance Sheet Information

	September	December
	30, 2007	31, 2006
	(Unaudited)	(Unaudited)
	(in thousands)
Cash and cash equivalents	$27,995	$7,513
Short-term investments	99,132	42,497
Working capital	122,060	47,338
Total assets	133,155	52,086
Notes payable, net of current portion and discount	7,361	9,425
Stockholders’ equity (deficit)	119,212	(27,634)

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Selected Consolidated Statements of Operations Information
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	30, 2007	30, 2006	30, 2007	30, 2006
	(Unaudited)		(Unaudited)
Revenue	$—		$—	$—

Operating expenses:
Research and development (1)	9,454	4,236	20,749	10,595
General and administrative (1)	1,584	1,070	4,135	3,266
Total operating expenses	11,038	5,306	24,884	13,861

Loss from operations	(11,038)	(5,306)	(24,884)	(13,861)
Interest income	1,717	717	3,905	1,746
Interest expense	(331)	(295)	(1,059)	(519)
Net loss	$(9,652)	$(4,884)	$(22,038)	$(12,634)

Net loss per share - basic and diluted	$(0.34)	$(5.57)	$(1.54)	$(15.32)
Weighted average number of common shares used in net loss per basic and diluted	28,522,615	877,313	14,328,095	824,588

(1) Amounts include stock-based compensation expense, as follows:
Research and development	$1,147	$133	$2,214	$374
General and administrative	194	66	414	125

Investor Contact:

Michelle Dipp, M.D., Ph.D., Sirtris Pharmaceuticals, Inc.
(617) 252-6920

Media Contact:

Sheryl Seapy, Pure Communications
(949) 608-0841